As filed with the Securities and Exchange Commission on ___________, 2007
                                                      Registration No. 333-___

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            HARVEY ELECTRONICS, INC.
             (Exact Name of Registrant as Specified in Its Charter)


               New York                              131534671
     -----------------------------            ---------------------
   (State or Other Jurisdiction of              (I.R.S. Employer
    Incorporation or Organization)            Identification Number)

                                205 Chubb Avenue
                           Lyndhurst, New Jersey 07071
                                 (201) 842-0078

    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                               D. Andrew Stackpole
                                    Chairman
                            Harvey Electronics, Inc.
                                205 Chubb Avenue
                           Lyndhurst, New Jersey 07071
                                 (201) 842-0078

            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                                   Copies to:
                               Seth I. Rubin, Esq.
                           Michael I. Schnipper, Esq.
                         Ruskin Moscou Faltischek, P.C.
                             East Tower, 15th Floor
                               1425 Rexcorp Plaza
                         Uniondale, New York 11556-1425
                            Telephone: (516) 663-6691
                            Facsimile: (516) 663-6891

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of the Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [ ]

     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE


=======================================================================================================================
                                                           Proposed Maximum       Proposed Maximum        Amount of
   Title of Securities           Amount to be              Offering Price         Aggregate Offering     Registration
     to be Registered           Registered (1)             Per Share(2)            Price (2)                 Fee
-----------------------------------------------------------------------------------------------------------------------
  Common Stock(3)                289,600 Shares (4)          $1.64                   $474,944.00          $50.82
=======================================================================================================================

(1) Pursuant to Rule 416 under the Securities Act, this registration statement also covers an indeterminate number of additional Shares as may be issued as a result of adjustments by reason of any stock split, stock dividend, or similar transaction.

(2) Estimated pursuant to Rule 457(c) solely for the purpose of calculating the amount of the registration fee based upon the average of the high and low sales prices of the Registrant's common stock ("Shares") on March 5, 2007 as reported on the NASDAQ Capital Market.

(3) Such Shares are being registered for resale from time to time by certain Selling Stockholders named herein (the "Selling Stockholders").

(4) Rounded to the nearest whole Share. In accordance with that certain Amended and Restated Registration Rights Agreement, dated as of November 10, 2006, by and among Registrant and the Selling Stockholders, we are required to file this registration statement on Form S-3 to effect the registration of the Common Stock underlying the Series B Stock and the Warrants within 30 days of the closing date. We must register at least the number of shares of our Common Stock equal to 130% of the shares underlying the Series B Stock and the Warrants (the "Registrable Securities"); provided, however, that in the event 130% of the Registrable Securities exceeds 30% of our issued and outstanding common stock on the actual filing date of the registration statement, we are required to register a number of shares equal to 30% of the issued and outstanding shares of Common Stock on such filing date minus 10,000 shares of Common Stock. The remainder of Registrable Securities are required to be registered in a subsequent registration statement which shall be filed as soon as reasonably practicable but in no event earlier than six months after the effective date of this registration statement. As of the date hereof, our issued and outstanding common stock totals 998,667 shares, 30% of which equals 299,600. The figures included herein are adjusted for Registrant's November 10, 2006 one for four reverse stock split (the "Stock Split") which are issuable upon conversion of 4,000 Shares of Registrant's Series B Convertible Preferred Stock (the "Series B Stock"), each with a stated value of $1,000, convertible at $2.80 per Share (adjusted for the Stock Split) and Series A Warrants to purchase Shares (the "Series A Warrants"), with an exercise price of $5.60 per Share (adjusted for the Stock Split).


     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                 SUBJECT TO COMPLETION, DATED ____________, 2007

The information in this prospectus is not complete and may be changed. The Selling Stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the Selling Stockholders are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


PROSPECTUS
                              Up to 289,600 Shares

                            HARVEY ELECTRONICS, INC.
                                  Common Stock
                           ($0.01 par value per Share)

     The Selling Stockholders of Harvey Electronics, Inc. identified in this prospectus (the "Selling Stockholders") may from time to time sell up to an aggregate of 289,600 Shares ("Shares") of our common stock, par value $0.01 per Share (the "Common Stock" or the "Company's Common Stock"), which includes 289,600 Shares issuable upon conversion of our 8% Series B Convertible Preferred Stock (the "Series B Stock") and 0 Shares issuable upon the exercise of the Company's Series A Warrants (the "Warrants"). The Selling Stockholders acquired the Series B Stock and the Class A Warrants in connection with a transaction whereby the Selling Stockholders (all of which are institutional and other accredited investors) invested an aggregate of $4,000,000 in cash in the Company in exchange for the Series B Stock, the Class A Warrants and certain other consideration described in our Proxy Statement dated September 21, 2006. See "Incorporation of Certain Information by Reference".

     We expect that sales made pursuant to this prospectus will be made:

     o    in broker's transactions,

     o    in block trades on the NASDAQ Capital Market,

     o    in transactions directly with market makers, or

     o    in privately negotiated sales or otherwise.


     See  "Selling   Stockholders"   and  "Plan  of  Distribution"  for  further
information about the Selling Stockholders and the manner of offering of the Shares.

     We will not receive any of the proceeds of sales by the Selling Stockholders. The Company will pay the expenses incurred to register the Shares for resale, but the Selling Stockholders will pay any underwriting discounts, concessions, or brokerage commissions associated with the sale of their Shares.

     The Selling Stockholders will determine when they will sell their Shares, and in all cases they will sell their Shares at the current market price or at negotiated prices at the time of the sale. Securities laws and Securities and Exchange Commission ("SEC") regulations may require the Selling Stockholders to deliver this prospectus to purchasers when they resell their Shares.

     Our Common Stock is traded on the NASDAQ Capital Market under the symbol "HRVE." On March 5, 2007, the last reported sale price of our Common Stock on the NASDAQ Capital Market was $1.65 per Share.

     Investing in the Company's Common Stock involves a high degree of risk. See "Risk Factors" beginning on page 3 for a discussion of certain risk factors that should be considered by prospective purchasers of the Company's Common Stock offered under this prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                The date of this prospectus is ___________, 2007.

     We have not authorized any person to give any information or to make any representation not contained in this prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by or on behalf of us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any Shares covered by this prospectus in any jurisdiction or to any person to whom it is unlawful to make such offer or solicitation. The information in this prospectus is current as of its date. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, imply that there has been no change in the affairs of our company or that the information contained in this prospectus is correct as of any subsequent date.

                                TABLE OF CONTENTS

                                                                        Page
Incorporation of Certain Information by Reference....................     i
Prospectus Summary...................................................     1
Risk Factors.........................................................     3
Cautionary Statement Regarding Forward-Looking Statements............     8
Use of Proceeds......................................................     8
Price Range of Common Stock..........................................     8
Selling Stockholders.................................................     9
Plan of Distribution.................................................    10
Description of Capital Stock.........................................    11
Legal Matters........................................................    13
Experts..............................................................    13
Where You Can Find Additional Information............................    13
Indemnification of Directors and Officers............................    II-1
EX-5.1
EX-23.2

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus, and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") until the sale of all of the Shares of common stock that are part of this offering.

     o    Annual Report on Form 10-K for the fiscal year ended October 28, 2006;

     o    Quarterly Report on Form 10-Q for the quarter ended January 28, 2006;

     o    Quarterly Report on Form 10-Q for the quarter ended April 29, 2006;

     o    Quarterly Report on Form 10-Q for the quarter ended July 29, 2006;

     o    Proxy Statement dated May 26, 2006;

     o Proxy Statement dated September 21, 2006; Current Report on Form 8-K filed September 26, 2005 Current Report on Form 8-K filed October 18, 2005

     o    Current Report on Form 8-K filed December 23, 2005;

     o    Current Report on Form 8-K filed January 27, 2006;

     o    Current Report on Form 8-K filed March 15, 2006;

     o    Current Report on Form 8-K filed April 18, 2006;

     o    Current Report on Form 8-K filed June 14, 2006;

     o    Current Report on Form 8-K filed June 23, 2006;

     o    Current Report on Form 8-K filed June 29, 2006;

     o    Current Report on Form 8-K filed July 20, 2006;

     o    Current Report on Form 8-K filed September 8, 2006;

     o    Current Report on Form 8-K filed September 22, 2006;

     o    Current Report on Form 8-K filed September 26, 2006;

     o    Current Report on Form 8-K filed October 18, 2006;

     o    Current Report on Form 8-K filed November 6, 2006;

     o    Current Report on Form 8-K filed November 16, 2006;

     o    Current Report on Form 8-K filed November 30, 2006;

     o    Current Report on Form 8-K filed December 6, 2006; and

     o    Current Report on Form 8-K filed January 31, 2007.


     Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus (or in any other document that is subsequently filed with the SEC and incorporated by reference) modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus, except as so modified or superseded.

     You may request a copy of these filings at no cost by writing or telephoning our corporate secretary at the following address and number: Harvey Electronics, Inc., 205 Chubb Avenue, Lyndhurst, New Jersey 07071, telephone
(201) 842-0078, attention: Mr. Joseph J. Calabrese.

                               PROSPECTUS SUMMARY

     The following summary does not contain all of the information that may be important to purchasers of our Common Stock. Prospective purchasers of our common stock should carefully review the detailed information and financial statements, including the notes thereto, appearing elsewhere in or incorporated by reference into this Prospectus.

                                   The Company

     In this prospectus, the "Company," "Harvey," "Harvey Electronics," "we," "us," and "our" mean Harvey Electronics, Inc.

     Harvey Electronics is engaged in the retail sale, service and custom installation of high quality audio, video and home theater equipment. The equipment includes high fidelity components and systems, digital versatile disc players ("DVD"), digital video recorders ("DVR"), high definition television ("HDTV"), plasma flat-screen, LCD flat panel and DLP television sets, integrated remote controls, media servers, audio/video furniture, conventional telephones, MP3 players, iPods, satellite and analog radios, service contracts and related accessories. We have been engaged in this business in the New York Metropolitan area for eighty years. We currently operate nine locations; eight Harvey specialty retail stores and one separate Bang & Olufsen branded store. There are two Harvey locations in Manhattan and six suburban locations in Paramus, New Jersey; Mt. Kisco, in Westchester, New York; Greenwich, Connecticut; Greenvale/Roslyn, on the north shore of Long Island, New York; Eatontown, New Jersey; and our newest store in Bridgewater, New Jersey, which opened in late June 2005. The Bang & Olufsen branded store is located in Union Square at Broadway and 21st Street in Manhattan. We also have a Bang & Olufsen showroom within our Harvey retail store in Greenwich, Connecticut.

     Our stores are designed to offer an attractive and pleasing environment and to display its products and custom installation services in realistic home settings commonly known in the industry as "lifestyle home vignettes." Sales personnel are highly trained professionals with extensive product knowledge. This contrasts sharply with a more rushed atmosphere and lesser-trained personnel of mass merchants.

     We offer our customers a wide selection of high-quality consumer audio, video and home theater products, the distribution of which is limited to specialty retailers (generally referred to in the industry as "esoteric brands"). We are one of the country's largest retailers of "esoteric brands" manufactured by Bang & Olufsen, Crestron, Marantz, McIntosh, NAD, Vienna Acoustics, Sonus Faber, Krell, Boston Acoustics, Martin Logan and Fujitsu. Many of these vendors' products have been sold by us for a number of years. We believe that we benefit from strong working relationships with these manufacturers.

     On April 17, 2006, we entered into a Securities Purchase Agreement (the "Purchase Agreement") with certain institutional and other accredited investors in connection with the purchase of 8% Series B Convertible Preferred Stock (the "Series B Stock"). Pursuant to the Purchase Agreement, we received $4,000,000 in gross proceeds from the sale of the Series B Stock. Investors also received warrants ("Warrants") to purchase an aggregate of 428,573 shares of our common stock at an exercise price of $5.60 per share. Our shareholders approved the Purchase Agreement and related matters at a shareholders' meeting on October 27, 2006, and we closed the transaction as of November 10, 2006. Among other things, under the terms of the Purchase Agreement and the Amended and Restated Registration Rights Agreement, we are obligated to file this registration statement on Form S-3 (or if Form S-3 is not then available to us, on such form or registration statement that is available to effect the registration of the Common Stock underlying the Series B Stock and the Warrants within 30 days of the closing date). We must register at least the number of shares of our Common Stock equal to 130% of the shares underlying the Series B Stock and the Warrants; provided, however, that in the event 130% of the Registrable Securities exceeds 30% of our issued and outstanding common stock on the actual filing date of the registration statement, we are required to register a number of shares equal to 30% of the issued and outstanding shares of Common Stock on such filing date minus 10,000 shares of Common Stock. The remainder of
Registrable Securities are required to be registered in a subsequent registration statement which shall be filed as soon as reasonably practicable but in no event earlier than six months after the effective date of this registration statement. As of the date hereof, our issued and outstanding common stock totals 998,667 shares, 30% of which equals 299,600. In addition, we are obligated to use our best efforts to cause the SEC to declare the registration statement effective no later than 180 days after the filing date. If we do not file the registration statement or if the SEC does not declare the registration statement effective, within the aforementioned periods, we are required to make payments to the investors, as liquidated damages and not as a penalty, in an amount equal to 1.5% of the aggregate amounted invested for each 30 day period (or pro rata for any portion thereof) following the date by which such registration statement should have been filed or declared effective, up to an aggregate of 9% of such amount.

                                   Our Offices

     We maintain our principal executive offices at 205 Chubb Avenue, Lyndhurst, New Jersey 07071. Our telephone number is (201) 842-0078.

     Our website is located at www.harveyonline.com. The information contained on our website does not constitute part of this prospectus. We post on our website our current press releases, our Code of Ethics for Senior Financial Officers, our Code of Conduct, and any other corporate governance materials contemplated by SEC or NASDAQ regulations. The documents are also available in print by contacting our corporate secretary at our executive offices.

                                  The Offering


Common Stock offered by the Selling Stockholders         289,600 Shares

Use of proceeds                                          We will not receive
                                                         any of the proceeds
                                                         of sales of Shares by
                                                         the Selling
                                                         Stockholders.

NASDAQ Capital Market Symbol                             HRVE

                                  RISK FACTORS

     Investing in the Company's Common Stock involves a high degree of risk. You should carefully consider the following risk factors and uncertainties in addition to those discussed elsewhere in this prospectus in evaluating our company and our business.

Competing companies may reduce the demand for our products and services, as we are subject to the risks of strong competition.

     We compete in the New York Metropolitan area with mass merchants, mail order houses, discount stores and numerous other consumer electronics specialty stores. The retail electronics industry is dominated by large retailers with massive, "big box" retail facilities which aggressively discount merchandise. These retailers operate on narrow profit margins and high volume, driven by aggressive advertising emphasizing low prices. Nationwide industry leaders are Circuit City and Best Buy. The New York region is dominated by Circuit City, Best Buy, and local chains including P.C. Richard & Son, 6th Avenue Electronics and Electronics Expo.

     Many of the competitors sell a broader range of electronic products, including computers, camcorders, digital cameras and office equipment, and many have substantially larger sales and greater financial and other resources than we have. While we compete by positioning ourselves as a retailer of high quality limited distribution audio and video products and, by offering upscale sophisticated custom installations, which are not offered by all of the mass merchants, there can be no assurance that we will be able to successfully execute our marketing strategy.

     In addition, a number of different competitive factors could have a material adverse effect on Harvey's results of operations and financial condition, including:

     o    Increased operational efficiencies of competitors;

     o    Competitive pricing strategies;

     o    Expansion into Harvey's markets by existing competitors;

     o Entry by new competitors into markets in which Harvey is currently operating; or

     o Adoption by existing competitors of innovative store formats or retail sales methods that are similar to the formats or retail sale method implemented by Harvey.

The execution of our expansion and growth plans involves numerous risks.

     We currently operate nine locations; eight Harvey specialty retail stores and one separate Bang & Olufsen branded store. We believe that we need to open additional new stores (in both existing and new geographic markets), and increase its revenues, to fully benefit from our overhead structure and advertising expenditures. This expansion may cause significant strain on our management, financial, and other resources. Moreover, expansion involves numerous risks including additional rent obligations, attracting and training additional staff, and an increase in expenses related to the operation of a particular store.

     The opening of additional stores in new geographic markets could present competitive and merchandising challenges different from those we currently or previously faced within our existing geographic markets. In addition, we may incur higher costs related to advertising, administration and distribution as we enter new markets.

     There are a number of factors that could affect our ability to open or acquire new stores consistent with our business plan. These factors also affect the ability of any newly opened or acquired stores to achieve sales and profitability levels comparable with our existing stores, or to become profitable at all. These factors include:

     o    The   identification   and  acquisition  of  suitable  sites  and  the
          negotiation of acceptable leases for such sites;

     o The identification of existing specialty audio, video and home theatre equipment retailers appropriate for strategic acquisition;

     o    The successful consummation of such acquisitions;

     o The obtaining of governmental and other third-party consents, permits and licenses needed to operate such additional sites;

     o    The hiring, training and retention of skilled personnel;

     o    The availability of adequate management and financial resources;

     o    The  adaptation  of  our  distribution   and  other   operational  and
          management systems to an expanded network of stores;

     o The ability and willingness of vendors to supply on a timely basis at competitive prices; and

     o Continued consumer demand for our products at levels that can support acceptable profit margins.

     In addition, our expansion through the opening or acquisition of new stores will place significant demands on our management, resources, operations and information systems. Such expansion requires us to expend significant effort and additional resources to ensure the continuing adequacy of our financial controls, operating procedures, information systems, product purchasing and distribution systems and employee training programs. We also need to attract and retain additional qualified personnel, including new store managers, for such new stores.

     Our continued growth also depends on our ability to increase sales in our existing stores. The opening of additional stores in an existing market could result in lower net sales at our existing stores in that market.

     If we are unable to achieve our expansion plans or to manage growth effectively, of which there can be no assurance, our business operating results and financial condition will be materially adversely affected.

We have significant working capital requirements and the possibility exists that we will need additional financing.

     We expect that cash flow from operations, together with the proceeds of our recent private placement and funds available under our revolving line of credit facility, will meet our working capital requirements through the fiscal year ending October 29, 2007. However, additional financing may be required in the event we incur significant operating losses in the future or any new retail stores do not generate sufficient cash. In addition, additional financing may be required in order to achieve our expansion plans. Because there can be no assurance that adequate additional financing will be available on acceptable terms, if at all, we may be forced to limit such planned expansion or reduce our operations. Any future financings that involve the sale of our equity securities may result in dilution to the then current stockholders.

Shortages of product or delayed delivery of product from suppliers may delay or reduce our sales, which may affect profitability.

     Our inability to obtain sufficient quantities of certain product could result in delayed sales or lost orders, and may also delay the completion of service orders for which our customers contract. In the last twelve months, we have experienced such delays in receipt of product from our suppliers on various occasions which has caused us to lose sales. We place orders for products and plan inventory in advance based on our forecast of consumer demand, which is highly volatile and difficult to predict. We may experience a shortage of LCD panels, for example, which may result in our inability to meet demand for our LCD televisions, or a surplus of LCD panels that may result in the recording of losses should LCD panel prices decline. Market fluctuations may cause a shortage of products and may affect the cost of goods sold. Our profitability may also be adversely affected by supply or inventory shortages.

We are entirely dependent on leased locations for the operation of our retail stores.

     All of our retail stores are located in leased premises. Several of the leases will expire within five years. There can be no assurance that we will be able to renew our current leases, locate suitable locations for new stores, arrange acceptable leases for new locations, or open new retail stores in a timely manner. Our inability to properly address those concerns may prevent us from achieving our expansion plans which may have a material adverse effect on our financial condition.

Our secured loans and existence of liens on our assets make such assets unavailable to secure additional debt financing.

     Substantially all of our assets have been pledged to a financial institution to secure certain indebtedness under a revolving line of credit facility and term loan. In the event that we default on our obligations, including the payment of principal and interest, our indebtedness could be accelerated and, in certain cases, our assets could be subject to foreclosure. Moreover, to the extent that our assets continue to be pledged to secure outstanding indebtedness, such assets will remain unavailable to secure additional debt financing. Such unavailability may adversely affect our ability to borrow in the future.

Our business depends on economic conditions and consumer preferences.

     Our  business  is  subject  to  economic   cycles  and  changing   consumer
preferences. Purchases of high quality audio, video and home theatre products may decline in periods of economic uncertainty. We are particularly vulnerable since our products are upscale and expensive. As such, any significant decline in general economic conditions or uncertainties regarding future economic prospects that affect consumer spending could have a material adverse effect on our business, results of operations and financial condition.

The development of technology may erode our market position and cause other adverse effects.

     The retail consumer electronics market is dominated by mass merchants. Historically, mass merchants have emphasized volume by selling lower performing products at lower prices. In contrast, specialty boutiques, including the Company, have emphasized selling higher quality products at higher prices. However, development of technologies, which has been extremely rapid in the electronics industry, has substantially reduced the difference between more expensive and less expensive products. Future technological advances may further reduce this difference, possibly to the point at which performance and features will be indistinguishable. Thus, there can be no assurance that we will be able to continue to rely on this difference to implement its operating strategy.

     In addition, the periodic introduction and availability of new products and technologies at price levels that generate wide consumer interest stimulate the demand for audio, video and home theatre consumer electronics products. Also, many products that incorporate the newest technologies, such as HDTV, are subject to significant technological and pricing limitations and to the actions and cooperation of third parties such as television broadcasters. It is possible that these products or other new products will never achieve widespread consumer acceptance. Furthermore, the introduction of new products or technologies may depress sales of existing products and technologies. Significant deviations from the projected demand for products Harvey sells would have a materially adverse effect on its results of operations and financial condition, either from lost sales or lower margins due to the need to mark down excess inventory. Any sustained failure by Harvey to identify and respond to changes in consumer demand and preferences would have a material adverse effect on Harvey's results of operations and financial condition.

We depend on a limited number of key personnel.

        The success of the Company is largely dependent upon the abilities and efforts of D. Andrew Stackpole, Chairman, Martin W. McClanan, Interim President and Chief Executive Officer, Joseph J. Calabrese, Executive Vice President and Chief Financial Officer, Michael Beck, Vice President of Operations, Roland Hiemer, Vice President of Merchandising and Patricia Kross, Controller of the Company. The loss of the services of any of these executive officers or the services of other key management personnel could have a material adverse effect upon the Company. The Company does not maintain key man life insurance with respect to any of its executive officers.

We are subject to the risk of possible delisting of our Common Stock.

     Our Common Stock trades on the NASDAQ Capital Market. If we fail to meet any of the criteria trading on the NASDAQ Capital Market, the Common Stock could be delisted from trading on the NASDAQ Capital Market, which delisting could materially adversely affect the trading market for the Common Stock. There can be no assurance that we will meet all the criteria and the Common Stock will not be delisted. Existing NASDAQ Capital Market maintenance criteria require, among other things, that an issuer (such as the Company) have stockholders' equity of $2.5 million (or alternatively net income of $500,000 in the latest fiscal year or in two of the most recent three fiscal years, or a market capitalization of $50 million) and that the listed security has a minimum bid price of $1.00. We recently regained compliance with Nasdaq Capital Market requirements for continued listing (for details, see our Current Reports on Form 8-K throughout fiscal years 2006 and 2007) but there can be no assurance that we will not be subject to delisting in the future.

Our internal controls over financial reporting may not be considered effective, which could result in a loss of investor confidence in our financial reports and in turn have an adverse effect on our stock price.

     Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, beginning with our Annual Report on Form 10-K for the year ending October 29, 2008, we will be required to furnish a report by our management on our internal controls over financial reporting. Such report will contain, among other matters, an assessment of the effectiveness of our internal controls over financial reporting as of the end of the year, including a statement as to whether or not our internal controls over financial reporting are effective. This assessment must include disclosure of any material weaknesses in our internal controls over financial reporting identified by management. The report will also contain a statement that our independent registered public accounting firm has issued an attestation report on management's assessment of internal controls. If we are unable to assert that our internal controls are effective as of October 29, 2008 (or if our independent registered public accounting firm is unable to attest that our management's report is fairly stated or they are unable to express an opinion on our management's evaluation or on the effectiveness of our internal controls), investors could lose confidence in the accuracy and completeness of our financial reports, which in turn could cause our stock price to decline.

The risks associated with the unpredictable pattern of seasonal sale and quarterly fluctuations in sales.

     Seasonal shopping patterns affect our business, like that of many retailers. The fourth calendar quarter, which is Harvey's first fiscal quarter and which includes the December holiday shopping period, has historically contributed, and is expected to continue to contribute, a significant percentage of Harvey's operating income for its entire fiscal year. As a result, any factors negatively affecting Harvey during such calendar quarter of any year, including adverse weather or unfavorable economic conditions, would have a material adverse effect on Harvey's results of operations for the entire year. More generally, Harvey's quarterly results of operations may fluctuate based upon such factors as:

     o    The amount of net sales contributed by new and existing stores;

     o    The mix of consumer electronics products sold in its stores;

     o    Profitability of sales of particular products;

     o    The amount of net sales contributed by new and existing stores;

     o    The timing of new store openings and new store acquisitions;

     o    The amount of store pre-opening expenses;

     o    Product shortages from key vendors; and

     o    Other competitive factors.

Fluctuations in comparable store sales could cause substantial fluctuations in the price of the Common Stock.

     A number of factors have historically affected, and will continue to affect, Harvey's comparable store sales results, including, among other factors:

     o    Competition;

     o    Economic conditions in the New York Metropolitan area;

     o    Consumer trends;

     o    Changes in Harvey's product mix;

     o    Timing of promotional events;

     o    New product introductions; and

     o    Harvey's ability to execute its business strategy effectively.

     In the event comparable store sales either do not increase at historical rates or decrease in the future, it could cause the price of the Common Stock to fluctuate substantially.

Our online sales are insignificant.

     We offer our website, www.harveyonline.com, to customers to augment our retail showroom. The website was designed to extend Harvey's extraordinary in-store experience onto the Internet as a vehicle to increase customer traffic at our retail locations. Harvey customers can order online within the Company's trading area in the Metropolitan New York marketplace. However, online sales are insignificant and are a secondary goal of the website. Many retailers of consumer audio and video products achieve significant sales from their website, which contribute to their operating income. The lack of sales from the website puts us at a competitive disadvantage to many of our competitors.

We do not anticipate paying any dividends.

     We have not paid dividends to the holders of our Common Stock in the past, and do not anticipate paying any dividends on our Common Stock in the foreseeable future. Our revolving line of credit facility contains certain restrictions on our ability to pay dividends.

The potential anti-takeover effects of New York law could limit the price of our securities.

     Certain provisions of New York law could delay and impede the removal of incumbent directors and could make a merger, tender offer or proxy contest involving the Company more difficult, even if such event could be beneficial in the short term to the interests of the stockholders. Such provisions could limit the price that potential investors might be willing to pay in the future for the Company's securities.

Our certificate of incorporation eliminates the personal liability of our directors.

     As permitted under the New York Business Corporation Law, our certificate of incorporation provides for the elimination of the personal liability of the directors of the Company for damages due to breaches of their fiduciary duty as directors. As a result of the inclusion of such provision, shareholders may be unable to recover damages against directors for actions taken by them which constitute negligence or gross negligence or that are in violation of their fiduciary duties. The inclusion of this provision in our certificate of incorporation may reduce the likelihood of derivative litigation against directors and other types of shareholder litigation.

The trading price of our Common Stock may decline.

     There can be no  assurance  that an active  trading  market  for the Common
Stock will continue or that the market prices of our Common Stock will not decline below the offering prices of the Common Stock being offered for sale herein. The stock market has, from time to time, experienced extreme price and volume fluctuations, which often have been unrelated to the operating performance of particular companies. Economic and other external factors, as well as period-to-period fluctuations in financial results of the Company, may have a significant adverse impact on the market prices of our Common Stock.

Future sales of our Common Stock held by the Selling Stockholders may depress our stock price.

     As of the date hereof, there are 998,667 Shares outstanding. Assuming conversion of all the Series B Stock and exercise of all the Warrants by the Selling Stockholders, an additional 2,107,144 Shares (the "Selling Stockholders' Shares") would be outstanding. However, pursuant to the Amended and Registration Rights Agreement, we are only offering in this prospectus 289,600 (the "Initial Prospectus Shares") of the overall number of the Selling Stockholders' Shares, with the remaining such Shares being eligible for registration in future registration statements. The registration statement for the Initial Prospectus Shares will result in the possible sale into the market for the Company's Shares of approximately 30% of the current outstanding Shares and any future registration statements for the remainder of the Selling Stockholders' Shares would result in the possible sale into the market for Shares of approximately 2 times the number of current Shares in the market. Both of these scenarios could result in a significant drop in the market price of our Common Stock due to the large number of Shares sold pursuant to this registration statement, and any future registration statements or sales under Rule 144 with respect to the Selling Stockholders' Shares, or the perception that these sales could occur.

Cautionary statement regarding forward-looking statements.

     Certain statements and information contained in this prospectus and the documents incorporated by reference in this prospectus concerning our future, proposed, and anticipated activities; certain trends with respect to our revenue, operating results, capital resources, and liquidity or with respect to the markets in which we compete; and other statements regarding matters that are not historical facts are forward-looking statements, as such term is defined in the Securities Act of 1933, as amended (the "Securities Act"). Forward-looking statements include statements regarding our "expectations," "anticipation," "intentions," "beliefs," or "strategies" regarding the future. Forward-looking statements, by their very nature, include risks and uncertainties, many of which are beyond our control. Accordingly, actual results may differ, perhaps materially, from those expressed in or implied by such forward-looking statements. Factors that could cause actual results to differ materially include those discussed elsewhere under "Risk Factors". We undertake no obligation to update publicly and forward-looking statements whether as a result of new information, future events or otherwise.

                                 USE OF PROCEEDS

     We will not receive any of the proceeds from sales of Shares of common stock by the Selling Stockholders. We will receive proceeds from the exercise, if any, of the Warrants.

                           PRICE RANGE OF COMMON STOCK

     Our common stock is traded on the NASDAQ Capital Market under the symbol "HRVE." The following table sets forth for the periods indicated the high and low sales prices of our Common Stock as quoted on the NASDAQ Capital Market.


                                                                             High            Low


        Fiscal Year ended October 29, 2005 (the prices set forth for such fiscal year reflect the prices of our common stock taking into account the effects of the Company's one-for-four stock split implemented on
        November 10, 2006 (the "Stock Split"))
             First quarter                                                   $ 12.00         $  4.60
             Second quarter                                                  $  7.04         $  4.80
             Third quarter                                                   $  5.60         $  4.28
             Fourth quarter                                                  $  5.96         $  3.20


        Fiscal Year ended October 28, 2006 (the prices set forth for such fiscal year reflect the prices of our Common Stock taking into account the effects of the Stock Split)
             First quarter                                                   $  4.20         $  2.44
             Second quarter                                                  $  4.12         $  2.16
             Third quarter                                                   $  3.80         $  2.16
             Fourth quarter                                                  $  2.76         $  1.40

        Fiscal Year ending October 29, 2007 (the prices set forth for such fiscal year reflect the prices of our Common Stock taking into account the Stock Split)
             First quarter                                                   $  3.94         $  1.42
             Second quarter (through March 5, 2007)                          $  1.87         $  1.46

     On March 5, 2007, the last reported sale price of our Common Stock was $1.65 per Share. As of the date hereof, there are approximately 1,500 record holders of our Common Stock.


                              SELLING STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock by the Selling Stockholders as of March 5, 2007, assuming conversion of all the Series B Stock and exercise of all the Class A Warrants by the Selling Stockholders. Except as set forth below, the Selling Stockholders do not, or within the past three years have not had, any position, office or other material relationship with us. Following the offering, and assuming all of the Shares offered by the Selling Stockholders have been sold, the Selling Stockholders will not beneficially own any of our Common Stock, except as noted below. The term "Selling Stockholder" includes the person listed below and their respective transferees, pledgees, donees, or other successors. D. Andrew Stackpole, a Selling Stockholder, became Chairman of the Company on November 10, 2006. Messrs. Berger and Galloway became members of our Board of Directors effective as of November 10, 2006.


                                              Shares Beneficially        Shares Being          Shares Beneficially
                                                 Owned Prior to          Registered               Owned After
                                                   Offering (1)          for Sale (2)             Offering (1)
                                          ------------------------       ------------         -------------------------
Name of Selling Stockholder:              Number            Percent                           Number            Percent
                                          ------            -------                           ------            -------

Arnold E. Spangler                        23,214             2.27%          3,620              19,594             1.92%
David Andrew Stackpole                    69,643             6.51%          10,860             58,783             5.56%
Charles M. Berger                         23,214             2.27%          3,620              19,594             1.92%
DKR SoundShore Oasis Fund Ltd.            1,392,858          58.24%         217,202            1,175,656          54.07%
Scott Galloway                            34,822             3.37%          5,429              29,393             2.86%
Shove Family Trust UDT                    34,822             3.37%          5,429              29,393             2.86%
Harborview Master Fund L.P.               232,143            18.86%         36,200             195,943            16.40%
Peter N. Larson                           23,214             2.27%          3,620              19,594             1.92%
Pamela Singleton                          23,214             2.27%          3,620              19,594             1.92%


*    Less than 1% of the outstanding Shares of common stock.

(1) We have no assurance that the Selling Stockholders will sell any of the Shares registered pursuant to the registration statement of which this prospectus forms a part.

(2) The number of Shares that may be sold by each Selling Stockholder include Shares issuable upon the exercise of the Series B Stock and the Warrants.

                              PLAN OF DISTRIBUTION

     Each Selling Stockholder of Shares and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their Shares on the NASDAQ Capital Market or any other stock exchange, market or trading facility on which the Shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling Shares:

     o    ordinary   brokerage   transactions  and  transactions  in  which  the
          broker-dealer solicits purchasers;

     o block trades in which the broker-dealer will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o    purchases  by  a   broker-dealer   as  principal  and  resale  by  the
          broker-dealer for its account;

     o    an  exchange   distribution  in  accordance  with  the  rules  of  the
          applicable exchange;

     o    privately negotiated transactions;

     o settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

     o broker-dealers may agree with the Selling Stockholders to sell a specified number of such Shares at a stipulated price per Share;

     o through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

     o    a combination of any such methods of sale; or

     o    any other method permitted pursuant to applicable law.

     The Selling Stockholders may also sell Shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

     Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of Shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

     In connection with the sale of the Common Stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. The Selling Stockholders may also sell Shares of the Common Stock short and deliver these securities to close out their short positions, or loan or pledge the Common Stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of Shares offered by this prospectus, which Shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

     The Selling Stockholders and any broker-dealers or agents that are involved in selling the Shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

     We are required to pay certain fees and expenses incurred by us incident to the registration of the Shares. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

     Because Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale Shares by the Selling Stockholders.

     We agreed to keep this prospectus effective until the earlier of (i) the date on which the Shares may be resold by the Selling Stockholders without registration and without regard to any volume limitations by reason of Rule 144(k) under the Securities Act or any other rule of similar effect or (ii) all of the Shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale Shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale Shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of Shares of the Common Stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling
Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

                          DESCRIPTION OF CAPITAL STOCK

     We are authorized to issue 30,014,350  Shares of capital stock, as follows:
30,000,000 shares of Common Stock and 14,350 shares of Preferred Stock, of which 10,000 represent Series A Preferred Stock (of which none are outstanding) and 4,350 shares of Series B Preferred Stock, all of which are outstanding. The following description of our capital stock is intended to be a summary and does not describe all provisions of our Certificate of Incorporation or Bylaws or New York law applicable to us. For a more thorough understanding of the terms of our capital stock, you should refer to our Certificate of Incorporation and Bylaws, which we have previously filed with the SEC.

Common Stock

     As of the date hereof, 998,667 Shares are outstanding and held by approximately 1,500 Shareholders of record. The holders of Common Stock are entitled to one vote per Share on all matters to be voted on by Shareholders. There is no cumulative voting with respect to the election of directors, with the result that holders of more than 50% of the Shares voted for the election of directors can elect all of the directors. Standing for election at any given meeting of shareholders at which directors are being elected (also see the next paragraph of this section of the prospectus on "Description of Capital Stock"). The holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors from sources legally available therefore. In the event of liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, and after payment in full of the amount payable in respect of any preferred stock of the Company ("Preferred Stock"), the holders of Common Stock are entitled, to the exclusion of the holders of the Preferred Stock, to Share ratably in the assets of the Company available for distribution to stockholders after payment of liabilities and after provision for each class of stock, if any, having preference over the Common Stock. Holders of Common Stock have no preemptive rights. All outstanding Shares are, and all Shares to be sold and issued as contemplated hereby, will be fully paid and non-assessable and legally issued. The Board of Directors is authorized to issue additional Shares of Common Stock within the limits authorized by the Company's charter and without Shareholder action.

Series B Preferred Stock

     Our Series B Preferred Stock consists of 4,350 shares of 8% Series B Convertible Preferred Stock with a stated value of $1,000 per share. Annual dividends payable in connection with the Series B Preferred Stock will total approximately $348,000, which is payable in cash or stock at our option, and are payable on March 1 of each year. The Series B Preferred Stock is convertible into 1,553,571 shares of common stock at $2.80 per share. The holders of Series B Preferred Stock have no voting rights unless and until such shares are converted to common stock, at which time, the holders of such shares shall have the same voting rights as other holders of our common stock.

     In the event we fail, among other things, to provide to the holders of our Series B Preferred Stock, within specified time periods, shares of common stock upon conversion of the Series B Preferred Stock, we will be required to make payments of liquidated damages to such Investors. The events which may cause us to make payments of liquidated damages are contained within the Registration Rights Agreement (Appendix B of our proxy statement filed with the SEC on September 21, 2006). We are also required to reserve a sufficient number of shares of common stock to cover the conversion of the Series B Preferred Stock and the payment of dividends in stock. As long as Series B Preferred Stock remains outstanding, we cannot redeem, purchase or acquire junior securities except as specifically provided in our Certificate of Incorporation. In addition, as long as 10% of the Series B Preferred Stock remains outstanding, we cannot, without the written consent of the holders of a majority of the then outstanding Series B Preferred Stock (i) enter into, create, incur, assume, guarantee or suffer to exist any indebtedness for borrowed money of any kind, including but not limited to, a guarantee, on or with respect to any of our property or assets now owned or hereafter acquired or any interest therein or any income or profits, except for Permitted Indebtedness, (ii) enter into, create, incur, assume or suffer to exist any Liens of any kind, on or with respect to any of our property or assets now owned or hereafter acquired or any interest therein or any income or profits except for Permitted Liens, (iii) amend our certificate of incorporation, bylaws or other charter documents so as to materially and adversely affect any rights of any Holder, (iv) repay, repurchase or offer to repay, repurchase or otherwise acquire more than a de minimis number of shares of our common stock, Common Stock Equivalents or Junior Securities, except for the Conversion Shares to the extent permitted or required under the Transaction Documents or as otherwise permitted by the Transaction Documents, (v) enter into any agreement or understanding with respect to any of the foregoing, or (vi) pay cash dividends or distributions on Junior Securities of the Company. Defined terms used but not defined above shall have the meaning ascribed to them in our Certificate of Incorporation.

Anti-Takeover Effects

     The Company recently adopted Amended and Restated Bylaws, which, among other things, (i) provide for a staggered, or classified, Board of Directors,
(ii) limit the removal of directors, and (iii) enable directors to consider multiple factors when making major decisions. Supporters of classified boards of directors believe that classified boards enhance continuity and stability in a company's management and policies and thereby facilitate more effective long-term strategic planning and enhanced stockholder value. Supporters of classified boards also believe that, in the event of an unfriendly or unsolicited effort to take over or restructure a company, a classified board facilitates the board's ability to obtain the best outcome for stockholders by giving the company time to negotiate with the entity seeking to gain control of the company and to consider alternative proposals. Alternatively, detractors classified boards of directors believe that classified boards limit the ability of stockholders to elect directors and exercise influence over a company, and may discourage proxy contests in which stockholders have an opportunity to vote for a competing slate of nominees. Detractors also believe that the election of directors is the primary means for stockholders to influence corporate governance policies and to hold management accountable for the implementation of those policies. A nonclassified board enables stockholders to hold all directors accountable on an annual basis, rather than over a three-year period.

                                 TRANSFER AGENT

     The transfer agent for our Common Stock is Registrar & Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016.

                                  LEGAL MATTERS

     The validity of the Shares of common stock offered hereby will be passed upon for us by Ruskin Moscou Faltischek, P.C., Uniondale, New York.

                                     EXPERTS

     The financial statements and schedule incorporated by reference in this Prospectus have been audited by BDO Seidman, LLP, independent registered public accounting firm, to the extent and for the periods set forth in their reports incorporated herein by reference, and are incorporated herein reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We have filed a registration statement on Form S-3 with the Securities and Exchange Commission relating to the Common Stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information with respect to the Company and the Common Stock offered by this prospectus, as well as the exhibits and schedules to the registration statement, we refer you to the registration statement, those exhibits and schedules, and to the information incorporated by reference in this prospectus.

     Anyone may inspect a copy of the registration statement and our other filings without charge at the public reference facility maintained by the SEC in Room 1580, 100 F Street, N.E., Washington, D.C. 20549. Copies of all or any part of the registration statement and our other filings may be obtained from that facility upon payment of the prescribed fees. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. Through the SEC's website, you may obtain free of charge, our annual reports on Form 10-K, our proxy statements, our quarterly reports on Form 10-Q, our current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act. These reports are available as soon as reasonably practicable after we electronically file those materials with the SEC.

                                 289,600 Shares
                            HARVEY ELECTRONICS, INC.

                         [HARVEY ELECTRONICS, INC. LOGO]


                                  Common Stock

                                   PROSPECTUS
                                __________, 2007

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

     The following table sets forth the expenses payable by the Registrant in connection with the offering described in the Registration Statement. We are paying all of the Selling Stockholders' expenses related to this offering, except that the selling securityholders will pay any applicable broker's commissions and expenses. All of the amounts shown are estimates except for the SEC registration fee:

                                                      Amount to be Paid
                                                      -----------------
SEC Registration Fee                                    $       50.82
Accountants' Fees and Expenses                          $    7,500.00
Legal Fees and Expenses                                 $   15,000.00
Printing and Engraving Expenses                         $    2,500.00
Miscellaneous Fees                                      $      949.18
                                                      ------------------
     Total                                              $   26,000.00
                                                      ==================


Item 15. Indemnification of Directors and Officers.

     Our Certificate of Incorporation provides that a director shall not be personally liable to the Company or its stockholders for monetary damages relating to a breach of fiduciary duty as a director, unless a judgment or other final adjudication adverse to him establishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled or that his acts violated Section 719 of the New York Business Corporation Law. Any repeal or modification of what is set forth hereinabove will not adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification. The effect of this provision is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in certain limited situations. This provision does not limit or eliminate the rights of the Company or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. These provisions will not alter the liability of directors under federal securities laws. Our By-Laws provide that we shall, to the fullest extent permitted by applicable law, as amended from time to time, indemnify any person who is or was made, or threatened to be made, a party to any action or proceeding, whether civil or criminal, whether involving any actual or alleged breach of duty, neglect or error, any accountability, or any actual or alleged misstatement, misleading statement or other act or omission and whether brought or threatened in any court or administrative or legislative body or agency, including any action by or in the right of the Company to procure a judgment in its favor and an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the Company is serving or served in any capacity at our request, by reason of the fact that he, his testator or intestate, is or was a director or officer of the Company, or is serving or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement, and expenses (including attorneys' fees, cost and charges) incurred as a result of such action or proceeding, or appeal therein, except to such person who is a director or officer of the Company and a judgment or other final adjudication adverse to such director or officer establishes that (i) his acts were committed in bad faith or were the result of active and deliberate dishonest and, in either case, were material to the cause of action so adjudicated, or (ii) he personally gained in fact a financial profit or other advantage to which he was not legally entitled. Section 722 of the New York Business Corporation Law empowers a New York corporation to indemnify any person, made, or threatened to be made, a party to an action or proceeding other than one by or in the right of the corporation to procure a judgment in its favor, whether civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the corporation served in any capacity at the request of the corporation, by reason of the fact that he, his testator or intestate, was a director or officer of the corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorney's fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful. In addition, Section 722 of the New York Business Corporation Law states that a New York corporation may indemnify any person made, or threatened to be made, a party to an action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he, his testator or intestate, is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of any other corporation of any type of kind, domestic or foreign, of any partnership, joint venture, trust, employee benefit plan or other enterprise, against amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred by him in connection with the defense or settlement of such action, or in connection with an appeal therein if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation, except that no indemnification under this paragraph shall be made in respect of
(1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court on which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. The Company maintains directors and officers and employment practices liability insurance. The current annual premium for such insurance is approximately $70,000, all of which is paid by us.

Item 16. Exhibits.


Exhibit
Number         Exhibit
--------       ----------------------------------------------------------------

4.1.1 Amended and Restated Certificate of Incorporation, and Amended and Restated By-Laws, of Harvey Electronics, Inc. that define the rights of the holders of shares of Common Stock and Preferred Stock, and Warrants(1)

4.2     Form of Common Stock Certificate(2)

4.6     Series A Common Stock Purchase Warrants(3)

4.7 Registration Rights Agreement, dated April 17, 2006, by and between Harvey Electronics, Inc., in favor of Trinity Investment Partners LLC and D. Andrew Stackpole.(4)

5.1     Opinion of Ruskin Moscou Faltischek, P.C.

10.23 Securities Purchase Agreement, dated April 17, 2006, by and between Harvey Electronics, Inc. and certain Purchasers listed therein together with Exhibits A through F thereto(5)

23.1    Consent of Ruskin Moscou Faltischek, P.C. (contained in Exhibit 5.1)

23.2    Consent of BDO Seidman, LLP

24.1 Power of Attorney of Directors and Executive Officers (included on the Signature Page of the Registration Statement)
----------------------------

(1) Incorporated by reference to Appendix I and Appendix K to the Registrant's Definitive Proxy Statement on Form 14A dated September 21, 2006, as filed with the SEC on September 22, 2006.
(2) Incorporated by reference to the Registrant's Form SB-2 under SEC File #333-42121.
(3) Incorporated by reference to Exhibit 99.1 of the Registrant's Current Report on Form 8-K dated April 18, 2006, as filed with the SEC on April 18, 2006 (the "April 2006 8-K").
(4)  Incorporated  by  reference  to  Exhibit  99.4 of the April  2006 8-K.
(5)  Incorporated by reference to Exhibit 99.1 of the April 2006 8-K.


Item 17. Undertakings.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Lyndhurst, State of New Jersey, on March 9, 2007.


                                       HARVEY ELECTRONICS, INC.

                                       By:  /s/ Martin W. McClanan
                                            ----------------------------------
                                            Martin W. McClanan
                                            Interim Chief Executive Officer


                                POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that the person whose signature appears below constitutes and appoints jointly and severally, D. Andrew Stackpole and Joseph J. Calabrese and each one of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this registration statement, and to sign any registration statement and amendments thereto for the same offering pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all which said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do, or cause to be done by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed by the following persons in the capacities and on the date indicated.


Signature                               Position                                            Date
--------------------------------------- -------------------------------------------------------------------------------

 /s/ D/ Andrew Stackpole                Chairman                                            March 9, 2007
------------------------
   D. Andrew Stackpole

/s/ Martin W. McClanan                  Interim Chief Executive Officer                     March 9, 2007
----------------------
   Martin W. McClanan                   (Principal Executive Officer)

/s/ Joseph J. Calabrese                 Executive Vice President, Chief Financial           March 9, 2007
-----------------------                 Officer, Treasurer (Principal Accounting and
   Joseph J. Calabrese                  Financial Officer), Secretary

/s/ Ron L. Jones                        Director                                            March 9, 2007
----------------
   Ron L. Jones


/s/ Robert E. Albus                     Director                                            March 9, 2007
--------------------
   Robert E. Albus

/s/ Patrick E. Hobbs                    Director                                            March 9, 2007
--------------------
   Patrick E. Hobbs

/s/ Charles M. Berger                   Director                                            March 9, 2007
---------------------
   Charles M. Berger

/s/ Scott Galloway                      Director                                            March 9, 2007
------------------
   Scott Galloway

/s/ Ira J. Lamel                        Director                                            March 9, 2007
----------------
   Ira J. Lamel

/s/ Michael E. Recca                    Director                                            March 9, 2007
--------------------
   Michael E. Recca

/s/ Jonathan Stearns                    Director                                            March 9, 2007
--------------------
   Jonathan Stearns

                                  EXHIBIT INDEX


Exhibit
Number         Exhibit
--------       ----------------------------------------------------------------

4.1.1 Amended and Restated Certificate of Incorporation, and Amended and Restated By-Laws, of Harvey Electronics, Inc. that define the rights of the holders of shares of Common Stock and Preferred Stock, and Warrants(1)

4.2     Form of Common Stock Certificate(2)

4.6     Series A Common Stock Purchase Warrants(3)

4.7 Registration Rights Agreement, dated April 17, 2006, by and between Harvey Electronics, Inc., in favor of Trinity Investment Partners LLC and D. Andrew Stackpole.(4)

5.1     Opinion of Ruskin Moscou Faltischek, P.C.

10.23 Securities Purchase Agreement, dated April 17, 2006, by and between Harvey Electronics, Inc. and certain Purchasers listed therein together with Exhibits A through F thereto(5)

23.1    Consent of Ruskin Moscou Faltischek, P.C. (contained in Exhibit 5.1)

23.2    Consent of BDO Seidman, LLP

24.1 Power of Attorney of Directors and Executive Officers (included on the Signature Page of the Registration Statement)
----------------------------

(1) Incorporated by reference to Appendix I and Appendix K to the Registrant's Definitive Proxy Statement on Form 14A dated September 21, 2006, as filed with the SEC on September 22, 2006.
(2) Incorporated by reference to the Registrant's Form SB-2 under SEC File #333-42121.
(3) Incorporated by reference to Exhibit 99.1 of the Registrant's Current Report on Form 8-K dated April 18, 2006, as filed with the SEC on April 18, 2006 (the "April 2006 8-K").
(4)  Incorporated  by  reference  to  Exhibit  99.4 of the April  2006 8-K.
(5)  Incorporated by reference to Exhibit 99.1 of the April 2006 8-K.